Exhibit 10.76
MARATHON PETROLEUM CORPORATION
PERFORMANCE SHARE UNIT AWARD AGREEMENT
2021 – 2023 PERFORMANCE CYCLE

BROAD-BASED EMPLOYEES (Grades 19 and below)

As evidenced by this Award Agreement and under the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan (the “Plan”), Marathon Petroleum Corporation (the “Corporation”) has granted to [NAME] (the “Participant”), an employee of the Corporation or a Subsidiary, on [DATE] (the “Grant Date”), [NUMBER] performance share units (“Performance Share Units”), conditioned upon the Corporation’s TSR ranking relative to the Peer Group for the Performance Cycle as established by the Compensation and Organization Development Committee of the Board of Directors of the Corporation (which is the “Committee” as defined in the Plan), and as set forth herein. The Performance Share Units are subject to the following terms and conditions:

1.    Relationship to the Plan. This grant of Performance Share Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as otherwise defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant.

2.    Vesting and Forfeiture of Performance Share Units.

(a)    The Performance Share Units shall vest incrementally in three cumulative annual installments, as follows:

(i)one-third of the Performance Share Units shall vest upon the completion of the first service period beginning on January 1, 2021 and ending on December 31, 2021;
(ii)an additional one-third of the Performance Share Units shall vest upon the completion of the second service period beginning on January 1, 2022 and ending on December 31, 2022; and
(iii)all remaining Performance Share Units shall vest upon the completion of the third service period beginning on January 1, 2023 and ending on December 31, 2023;

provided however, that the Participant must be in continuous Employment from the Grant Date through the completion of the service period as listed above for each annual installment in order for the Performance Share Units for each annual installment to vest. If the Employment of the Participant is terminated for any reason other than death or a Qualified Termination, any Performance Share Units that have not vested as of the date of such termination of Employment shall be forfeited to the Corporation.

(b)    The Performance Share Units shall immediately vest in full, irrespective of the limitations set forth in subparagraph (a) of this Paragraph 2, upon the occurrence of any of the following events:

(i)the Participant’s death; or

(ii)the Participant’s termination of Employment on account of the Participant’s Qualified Termination, provided, that the Participant has been in continuous Employment from the Grant Date to the termination of Employment on account of Qualified Termination.

3.    Forfeiture of Performance Share Units if Award Not Timely Accepted. Notwithstanding anything in this Award Agreement to the contrary, this Award is conditioned upon and subject to the Participant accepting the Award by signing and delivering to the Corporation this Award Agreement, or otherwise electronically accepting the Award in such manner as the Committee may in its discretion determine, no later than 11 months after the Grant Date. If the Participant does not timely accept this Award, all Performance Share Units subject to this Award shall be forfeited to the Corporation. In the event of the Participant’s death or incapacitation prior to accepting the Award, the Corporation shall deem the Award as being accepted by the Participant.

4.    Determination of Payout Percentage. As soon as administratively feasible following the end of the Performance Cycle, the Committee shall determine and certify the TSR Performance Percentile and the resulting Payout Percentage as follows (using straight-line interpolation between the 30th percentile and the 50th percentile and between the 50th percentile and the 100th percentile):

TSR Performance Percentile	Payout Percentage
Ranked below 30th percentile	0%
Ranked at 30th percentile	50%
Ranked at 50th percentile	100%
Ranked at the 100th percentile	200%

Notwithstanding anything in this Award Agreement to the contrary:

(a)    if the Corporation’s TSR calculated for the Performance Cycle is negative, then the Payout Percentage shall not exceed 100% regardless of the TSR Performance Percentile; and

(b)    if the Participant’s Employment terminates by reason of death or on account of Qualified Termination prior to the end of the Performance Cycle, the Payout Percentage shall be 100%.

Notwithstanding anything in this Award Agreement to the contrary, the Committee has the sole and absolute authority and discretion to reduce the Payout Percentage as it may deem appropriate.

5.    Payment of Vested Performance Share Units.

(a)    Except as provided in subparagraphs (b) and (c) of this Paragraph 5, following the Committee’s determinations pursuant to Paragraph 4 the Participant shall be entitled to receive a payment on any vested Performance Share Units equal to the Payout Value. The Payout Value shall be paid in cash as soon as administratively feasible following the Committee’s determination under Paragraph 4 and, in any event, between January 1 and March 15 immediately following the end of the Performance Cycle. If, in accordance with the Committee’s determination under Paragraph 4, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to vested Performance Share Units. Upon the payment, if any, and/or forfeiture of the Performance Share Units pursuant to this Paragraph 5, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full.

(b)    In the event of the Participant’s death, the Payout Value shall be paid in cash as soon as administratively feasible but in all cases no later than the last day of the calendar year following the calendar year in which the Participant’s death occurs; provided, however, that the timing of the payment shall be determined in the sole discretion of the Board and no other individual or entity shall directly or indirectly designate the taxable year of payment. Such payment shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.

(c)    In the event of the Participant’s termination of Employment on account of a Qualified Termination, the Payout Value shall be paid in cash between January 1 and March 15 immediately following the end of the Performance Cycle. Such payment shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.

6.    Conditions Precedent. This Paragraph 6 shall apply to this Award notwithstanding any other provision of this Award Agreement to the contrary. The Participant’s services to the Corporation and its Subsidiaries are unique, extraordinary and essential to the business of the Corporation and its Subsidiaries, particularly in view of the Participant’s access to the Corporation’s or its Subsidiaries’ confidential information and trade secrets. Accordingly, in consideration of this Award Agreement and by accepting this Award, the Participant agrees that in order to otherwise vest in any right to payment of Performance Share Units under this Award, the Participant must satisfy the following conditions to and including the vesting date under this Award:

(a)    The Participant agrees that the Participant will not, without the prior written approval of the Board, at any time during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates (the “Restricted Period”), directly or indirectly, serve as an officer, director, owner, contractor, consultant, or employee of any the following organizations (or any of their respective subsidiaries or divisions): BP plc; Chevron Corporation; ExxonMobil Corporation; HollyFrontier Corporation; PBF Energy Inc.; Phillips 66; Valero Energy Corporation; Buckeye Partners, L.P.; DCP Midstream Partners, L.P; Enterprise Product Partners; Genesis Energy, L.P.; Holly Energy Partners L.P.; Magellan Midstream Partners, L.P.; Phillips 66 Partners, L.P.; Plains All American Pipeline L.P.; Western Midstream Partners, or otherwise engage in any business activity directly or indirectly competitive with the business of the Corporation or any of its Subsidiaries as in effect from time to time.

(b)    The Participant agrees that during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates, the Participant will not, alone or in conjunction with another party, hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any individual who is currently engaged, or was engaged at any time during the six month period prior such event, as an employee, contractor or consultant of the Corporation or any of its Subsidiaries.

(c)    The Participant agrees that the Participant may not, either during the Participant’s Employment or thereafter, make or encourage others to make any public statement or release any information or otherwise engage in any conduct that is intended to, or reasonably could be foreseen to, embarrass, criticize or harm the reputation or goodwill of the Corporation or any of its Subsidiaries, or any of their employees, directors or shareholders; provided that this shall not preclude the Participant from reporting to the Corporation’s management or directors or to the government or a regulator conduct the Participant believes to be in violation of the law or the Corporation’s Code of

Business Conduct or responding truthfully to questions or requests for information to the government, a regulator or in a court of law in connection with a legal or regulatory investigation or proceeding.

(d)    The Participant agrees and understands that the Corporation and its Subsidiaries own and/or control information and material which is not generally available to third parties and which the Corporation or its Subsidiaries consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the “Confidential Information”). The Participant acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the Corporation and its Subsidiaries, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to the Corporation or a Subsidiary and the officers and agents thereof other than in the ordinary course of business. The Participant acknowledges that disclosure of the Confidential Information to and/or use by anyone other than in the Corporation’s or its Subsidiaries’ ordinary course of business would result in irreparable and continuing damage to the Corporation and its Subsidiaries. Accordingly, the Participant agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of the Participant’s Employment or at any time thereafter, the Participant will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by the Participant or by any third parties, except in effecting the Participant’s duties for the Corporation and its Subsidiaries in the ordinary course of business.

(e)    The Participant agrees that in addition to the forfeiture provisions otherwise provided for in this Award Agreement, upon the Participant’s failure to satisfy in any respect of any of the conditions described in Paragraphs 6(a), (b), (c) or (d), any unvested or unpaid portion of this Award (including any otherwise vested, but unpaid portion of this Award) at the time of such failure shall be forfeited, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full, in each case to the extent permitted by applicable law.

7.    Taxes. Pursuant to the applicable provisions of the Plan, the Corporation or its designated representative shall have the right to withhold applicable taxes from the cash otherwise payable to the Participant, or from other compensation payable to the Participant (to the extent consistent with Section 409A of the Code), at the time of the vesting and delivery of such cash payment.

8.    Nonassignability. Upon the Participant’s death, the Performance Share Units may be transferred by will or by the laws governing the descent and distribution of the Participant’s estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Performance Share Units, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Performance Share Units shall have no effect.

9.    No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any affiliate thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

10.    Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.

11.    Specified Employee; Section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code as determined by the Corporation in accordance with its established policy, any settlement of any amount described in this Award Agreement which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant as a result of the Participant’s “separation from service” as defined under Section 409A of the Code (other than as a result of death) and which would otherwise be paid within six months of the Participant’s separation from service shall be paid on the date that is one day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. The payment of each amount under this Award Agreement is deemed as a “separate payment” for purposes of Section 409A of the Code. For all purposes under this Award, “termination of Employment” and similar terms shall mean “separation from service” as defined and determined under Section 409A of the Code.

12.    Definitions. For purposes of this Award Agreement:

“Beginning Stock Price” means the average of the daily closing price of a share of common stock for the 20 trading days immediately prior to the commencement of the Performance Cycle, historically adjusted, if necessary, for any stock split, stock dividend, recapitalizations, or similar corporate events that occur during Performance Cycle.

“Change in Control” for purposes of this Award Agreement shall have the same definition as under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan, as in effect on the Grant Date, and such definition and associated terms are hereby incorporated into this Award Agreement by reference.

“Compensation Reference Group” means 3M, Archer-Daniels-Midland, Caterpillar, ConocoPhillips, DuPont de Nemours, Halliburton, Honeywell Int'l, Phillips 66, PPG Industries, Schlumberger, Valero Energy, Baker Hughes, Bunge, Cummins, Dow, EOG Resources, General Dynamics, L3Harris Tech., LyondellBasell, and Textron.

“Employment” means employment with the Corporation or any of its Subsidiaries. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status. The length of any period of Employment shall be determined by the Corporation or the Subsidiary that either (a) employs the Participant or (b) employed the Participant immediately prior to the Participant’s termination of Employment.

“Ending Stock Price” means the average of the daily closing price of a share of common stock for the 20 trading days prior to the end of the Performance Cycle.

“Forfeiture Event” means the occurrence of at least one of the following events: (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (i) the Participant knowingly engaged in the misconduct, (ii) the Participant was grossly negligent with respect to such misconduct or (iii) the Participant knowingly or grossly negligently failed to prevent the misconduct; or (b) the Committee concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation.

“Payout Percentage” means the percentage (from 0% to 200%) determined by the Committee in accordance with the procedures set forth in Paragraph 4, which shall be used to determine the Payout Value.

“Payout Value” means the product of (a) the Payout Percentage as determined in Paragraph 4, (b) the number of vested Performance Share Units as determined in Paragraph 2, and (c) the Fair Market Value of a share of Common Stock on the date on which the Payout Percentage is certified by the Committee, or in the event of a Participant’s death, the date of death.

“Peer Group” means the group of companies that are pre-established by the Committee which principally represent a group of selected peers, or such other group of companies as selected and pre-established by the Committee. For this Award, the Committee has determined that the peer group will be BP, Chevron, CVR Energy, Delek US Holdings, ExxonMobil, HollyFrontier, PBF Energy, Phillips 66, Valero, the S&P 500 Index, the Alerian MLP Index, and one company from the 2021 Compensation Reference Group. The company from the 2021 Compensation Reference Group will be determined by selecting the median company when ranking the 2021 Compensation Reference Group by TSR in descending order for the Performance Cycle. Such pre-established Peer Group is subject to the following adjustments:

(a)    If a member of the Peer Group is substantially acquired by another company, the acquired Peer Group company will be removed from the Peer Group for the Performance Cycle.

(b)    If a member of the Peer Group sells, spins-off, or disposes of a portion of its business, then such Peer Group company will remain in the Peer Group for the Performance Cycle unless such disposition(s) results in the disposition of more than 50% of such company’s total assets during the Performance Cycle.

(c)    If a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the Performance Cycle, unless the newly formed company’s primary business no longer satisfies the criteria for which such member was originally selected as a member of the Peer Group, then in such case the company shall be removed from the Peer Group.

(d)    If a member of the Peer Group is delisted on all major U.S. stock exchanges, or is no longer publicly-traded, such company will be removed from the Peer Group for the Performance Cycle.

(e)    If any member of the Peer Group splits its stock, such company’s TSR performance will be adjusted for the stock split so as not to give an advantage or disadvantage to such company by comparison to the other companies.

(f)    Members of the Peer Group that file for bankruptcy, liquidation or reorganization during the Performance Cycle will remain in the Peer Group positioned below the lowest performing non-bankrupt member of the Peer Group for the Performance Cycle.

In addition, the Committee shall have the discretionary authority to make other appropriate adjustments in response to a change in circumstances after the commencement of the Performance Cycle that results in a member of the Peer Group no longer satisfying the criteria for which such member was originally selected.

“Performance Cycle” means the period beginning on January 1, 2021 and ending at the close of December 31, 2023.

“Qualified Termination” for purposes of this Award Agreement shall have the same definition as under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan, as in effect on the Grant Date, and such definition and associated terms are hereby incorporated into this Award Agreement by reference.

“Total Shareholder Return” or “TSR” means for the Corporation and each entity in the Peer Group, the number derived using the following formula:

(Ending Stock Price – Beginning Stock Price) + Cumulative Dividends
Beginning Stock Price

“TSR Performance Percentile” means the percentile ranking of the Corporation’s Total Shareholder Return for the Performance Cycle among the Total Shareholder Returns of the Peer Group companies, ranked in descending order.

Marathon Petroleum Corporation
By:
Authorized Officer